Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES ANNOUNCES ANNUAL MEETING DATE

CHICAGO —February 10, 2011 - General Growth Properties, Inc. (NYSE: GGP) today announced that its annual meeting of stockholders will be held at 9:00 a.m., local time, on April 27, 2011 at the Company’s principal executive offices located at 110 North Wacker Drive, Chicago, Illinois 60606. Stockholders of record as of the close of business on February 28, 2011 will be entitled to notice of and to vote at the annual meeting.

If a stockholder of the Company intends to nominate a person for election to the Company’s Board of Directors or to propose other business for action at the Company’s 2011 annual meeting of stockholders (including a proposal made pursuant to SEC Rule 14a-8), the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on February 21, 2011, and comply with the requirements of the Company’s by-laws or Rule 14a-8, as applicable.  The notice should be addressed in writing to:  Corporate Secretary, General Growth Properties, Inc., 110 North Wacker Drive, Chicago, Illinois 60606.

ABOUT GGP

GGP has ownership and management interests in 183 regional shopping malls in 43 states as well as ownership interests in other rental properties.

#   #   #